EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ALAN JAMES GROUP, LLC,

AJG-NB, LLC,

AJG-BI BRANDS, LLC,

AJG-GNC, LLC,

THE OWNERS OF EACH OF THE FOREGOING,

AJG BRANDS, INC.

AND

INTERLEUKIN GENETICS, INC.

August 17, 2006

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES	9
2.1	Purchased Assets	9
2.2	Excluded Assets	11
2.3	Assumed Liabilities	11
2.4	Excluded Liabilities	11
2.5	Collection of Receivables	12

ARTICLE III	PURCHASE PRICE OF ASSETS	12
3.1	Purchase Price	12
3.2	Payment of Purchase Price.	12
3.3	Net Working Capital Adjustment.	15
3.4	Closing	16
3.5	Purchase Price Allocation	16
3.6	Transfer Taxes	17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLERS AND OWNERS	17
4.1	Organization and Qualification; Subsidiaries.	17
4.2	Articles of Organization; Operating Agreement	17
4.3	Capitalization.	18
4.4	Authority of Seller; Enforceability	18
4.5	No Conflict; Required Filings and Consents.	19
4.6	Assigned Agreements.	20
4.7	Compliance	20
4.8	Financial Statements.	20
4.9	Absence of Certain Changes or Events	21
4.10	No Undisclosed Liabilities	23
4.11	Absence of Litigation	23
4.12	Employee Benefit Plans.	24
4.13	Employment and Labor Matters.	26
4.14	Certain Business Practices	27
4.15	Absence of Restrictions on Business Activities	27
4.16	Real Property.	27
4.17	Purchased Assets.	28
4.18	Taxes	29
4.19	Environmental Matters	31
4.20	Intellectual Property.	31
4.21	Insurance	33
4.22	Permits	34
4.23	Brokers	34
4.24	Interested Party Transactions.	34
4.25	Customers	36
4.26	Suppliers	36
4.27	Products	36

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4.28	FDA Regulation	36
4.29	Purchase For Investment	37
4.30	Inventory	37
4.31	Disclosure of Material Information	37

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
5.1	Organization and Qualification	38
5.2	Capitalization	38
5.3	Authority; Enforceability	38
5.4	No Conflict; Required Filings and Consents.	39
5.5	Parent Reporting	39
5.6	Parent Financial Statements	40
5.7	Compliance	40
5.8	Absence of Litigation	40
5.9	Certain Business Practices	40
5.10	Brokers	40

ARTICLE VI	COVENANTS	41
6.1	Performance	41
6.2	Regulatory and Other Authorizations; Notices and Consents.	41
6.3	Conduct of the Business Prior to the Closing.	42
6.4	Access.	42
6.5	Notification.	43
6.6	Standstill	44
6.7	Bulk Transfer Laws	44
6.8	Change of Names	44
6.9	Consents	45

ARTICLE VII	EMPLOYEE MATTERS	45
7.1	Offer of Employment	45
7.2	Transfer and Assumption of the Employee Plans; Contributions for Periods Prior to Closing	45

ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING; TERMINATION	45
8.1	Conditions Precedent to Obligations of Parent and Purchaser	45
8.2	Conditions Precedent to the Obligations of Sellers and Owners	47
8.3	Termination.	49

ARTICLE IX	INDEMNIFICATION	50
9.1	Survival of Representations, Warranties and Covenants	50
9.2	Definitions	51
9.3	Indemnification Generally; Limitations.	52
9.4	Assertion of Claims	53
9.5	Notice and Defense of Third Party Claims	53

ARTICLE X	MISCELLANEOUS	55
10.1	Notices	55
10.2	Entire Agreement	56
10.3	Binding Effect	56
10.4	Assignment	56

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10.5	Modifications and Amendments	56
10.6	Waivers and Consents	56
10.7	No Third Party Beneficiary	57
10.8	Severability	57
10.9	Publicity	57
10.10	Governing Law	57
10.11	Jurisdiction	57
10.12	Counterparts	57
10.13	Headings	58
10.14	Expenses	58

EXHIBITS

EXHIBIT A	Form of Bill of Sale
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Opinion of Counsel to Sellers and Owners
EXHIBIT D-1	Form of Seller Non-Competition and Non-Solicitation Agreement
EXHIBIT D-2	Form of Owner Non-Competition and Non-Solicitation Agreement
EXHIBIT E-1	Form of Employment Agreement (Richerson)
EXHIBIT E-2	Form of Employment Agreement (Finkelstein)
EXHIBIT F	Form of Consent to Assignment
EXHIBIT G	Form of Opinion of Counsel to Parent and Purchaser

SCHEDULE 2.2(e)	Excluded Assets
SCHEDULE 2.3(b)	Assumed Liabilities
SCHEDULE 7.2	Adopted Employee Plans
SCHEDULE 8.2	Parent Financing

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 17, 2006 by and among Alan James Group, LLC, a Florida limited liability company (“AJG”), AJG-NB, LLC, a Florida limited liability company (“AJG-NB”), AJG-BI Brands, LLC, a Florida limited liability company (“AJG-BI”), AJG-GNC, LLC, a Florida limited liability company (“AJG-GNC” and, together with AJG, AJG-NB and AJG-BI, the “Sellers” and each a “Seller”), Timothy J. Richerson (“Richerson”) and David A. Finkelstein (“Finkelstein” and, together with Richerson, the “Owners” and each an “Owner”), the sole owners of membership interests of the Sellers, AJG Brands, Inc. a Delaware corporation (the “Purchaser”), and Interleukin Genetics, Inc., a Delaware corporation (the “Parent”).

WHEREAS, the Sellers are engaged in the business of developing, marketing and distributing healthcare focused consumer products (including, without limitation, nutraceuticals, so-called “OTCeuticals” and preventative healthcare products) and other activities related thereto (together with any other business activities engaged in by the Sellers prior to the Closing, the “Business”);

WHEREAS, Owners are the members of each Seller owning, in the aggregate, all of the issued and outstanding membership or other equity interests of each Seller;

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, substantially all of the assets of Sellers and Purchaser is willing to assume certain liabilities of Sellers relating to the Business, all upon the terms and conditions set forth herein;

WHEREAS, the managers of each Seller have approved, and declared it to be advisable and in the best interests of such Seller’s owners for such Seller to sell substantially all of the assets of such Seller to Purchaser upon the terms and subject to the conditions set forth herein;

WHEREAS, Owners have approved the sale of substantially all of the assets of each Seller to Purchaser upon the terms and subject to the conditions set forth herein; and

WHEREAS, as additional consideration, and a material inducement to each party to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and Owners, on the one hand, and Parent and Purchaser, on the other hand, desire to make certain representations, warranties, indemnities, covenants and agreements relating to the sale and purchase of the Purchased Assets (as defined below) and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.6.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry or proceeding, or any investigation by or before any Governmental Authority.

“Adopted Employee Plans” has the meaning set forth in Section 7.2.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or manager of such Person.

“Agreement” has the meaning set forth in the preamble.

“AJG” has the meaning set forth in the preamble.

“AJG-BI” has the meaning set forth in the preamble.

“AJG-GNC” has the meaning set forth in the preamble.

“AJG-NB” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Non-Competition Agreements and the Employment Agreements.

“Approvals” has the meaning specified in Section 4.1(a).

“Assigned Agreement” has the meaning set forth in Section 4.6(a).

“Associated Persons” has the meaning set forth in Section 4.24(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Base NWC” has the meaning specified in Section 3.3.

“Bill of Sale” has the meaning set forth in Section 2.1.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the State of Delaware.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 3.4.

“Closing Certificate” has the meaning specified in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.4

“Closing Date Statement” has the meaning specified in Section 3.3.

“Closing Payment” has the meaning specified in Section 3.2(b)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“COBRA Coverage” has the meaning set forth in Section 4.12(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of April 11, 2006, between Parent and AJG.

“Consent” has the meaning set forth in Section 4.6(a).

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Disclosure Schedule” means a schedule dated the date hereof from Seller and delivered to Purchaser upon the execution hereof.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article IV.

“Documents” means this Agreement together with the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

“Employee Plans” has the meaning set forth in Section 4.12(a).

“Environmental Law” means any Law or Regulation pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any emission, discharge or release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq.

“Employment Agreements” has the meaning set forth in Section 8.1(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated NWC” has the meaning specified in Section 3.3.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Foreign Competition Laws” means any non-United States statutes, rules, Regulations, Orders, administrative and judicial directives, and other non-United States Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any state within the United States, or any country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any “Hazardous Substance” (as defined in CERCLA) and any other substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof);.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Person” has the meaning set forth in Section 9.4.

“Indemnifying Person” has the meaning set forth in Section 9.4.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,  (e) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means all inventories, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts and office supplies related to the Business, maintained, held or stored by or for any Seller, at any location whatsoever and any prepaid deposits for any of the same.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a Person (other than an individual), such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, member, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“License Agreements” has the meaning set forth in Section 4.20(c).

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by any Seller from a third party, including the License Agreements.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, and (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means, with respect to any Person, any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of such Person.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Competition Agreements” has the meaning set forth in Section 8.1(h).

“Objection Period” has the meaning specified in Section 3.3.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of the Business consistent with the past practice of Sellers.

“Owned Intellectual Property” means all Intellectual Property in or to which any Seller has, or has a right to hold, right, title and interest.

“Owner” and “Owners” have the respective meanings set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Purchaser Disclosure Schedule” means a schedule dated the date hereof from Purchaser and delivered to Sellers upon the execution hereof.  The Purchaser Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article V.

“Parent SEC Reports” has the meaning set forth in Section 5.4.

“Parent Shares” means shares of the common stock, $0.001 par value per share, of Parent.

“Patent” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Products” has the meaning set forth in Section 4.27.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Event of Indemnification” has the meaning set forth in Section 9.2(b).

“Purchaser Indemnified Person” has the meaning set forth in Section 9.2(c).

“Purchaser Indemnifying Person” has the meaning set forth in Section 9.2(d).

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to any Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” shall mean any rule or regulation of any Governmental Authority.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” have the respective meanings set forth in the preamble.

“Seller Event of Indemnification” has the meaning set forth in Section 9.2(e).

“Seller Fees” means the costs and expenses of Sellers and Owners (including fees and expenses of any broker, investment banker, financial advisor, legal advisor or accountant), whether incurred by them or on their behalf, in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

“Seller Financial Statements” has the meaning set forth in Section 4.8.

“Seller Indemnified Person” has the meaning set forth in Section 9.2(f).

“Seller Indemnifying Person” has the meaning set forth in Section 9.2(g).

“Seller Organizational Documents” has the meaning set forth in Section 4.2.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Sellers and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Survival Date” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means any and all United States federal, state and local, or non-United States, taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, business, occupation, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, wherever located throughout the world, including consolidated, combined and unitary tax returns.

“Third Party Claim” has the meaning set forth in Section 9.5.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMED LIABILITIES

2.1           Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, assign, transfer, convey and deliver to Purchaser pursuant to a Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A attached hereto, and Purchaser agrees to purchase from Sellers, free and clear of all Liens, all of the assets and property used in connection with or otherwise relating to the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever situated (collectively, the “Purchased Assets”), all with the intention that the Business shall be transferred to Purchaser as a going concern, including without limitation, the following:

(a)           Leases of Real Property.  All rights of any Seller (whether as lessor or lessee) under leases of real property, together with all leasehold improvements relating thereto, under the leases listed in Section 4.16 of the Disclosure Schedule;

(b)           Machinery, Equipment and Furniture.  All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by any Seller at the locations at which the Business is conducted, or otherwise owned or held by any Seller at the Closing Date for use in the conduct of the Business;

(c)           Inventories.  All Inventories;

(d)           Accounts Receivable.  All Receivables;

(e)           Books and Records.  All books and records relating to the Business or the Purchased Assets (other than those required by law to be retained by Sellers, copies of which will be provided to Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(f)            Goodwill.  The goodwill of Sellers relating to the Business together with the exclusive right for Purchaser to represent itself as carrying on the Business in succession to Sellers and the right to use any words indicating that the Business is so carried on;

(g)           Intellectual Property.  All Sellers’ right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property;

(h)           Claims and Causes of Action.  All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of any Seller, together with any and all Liens granted or otherwise available to any Seller as security for collection of any of the foregoing;

(i)            Prepaid Expenses.  All prepaid expenses of each Seller;

(j)            Contracts.  All rights under the Contracts of or relating to the Business that are listed in Section 4.6(a) of the Disclosure Schedule together with all of Sellers’ claims or rights of action now existing or hereafter arising thereunder;

(k)           Securities.  All securities owned legally or beneficially by any Seller;

(l)            Hardware and Software.  All of Sellers’ Information Systems and other Hardware, Software and Databases, including, without limitation, all rights under licenses and other agreements or instruments related thereto;

(m)          Permits.  To the extent transferable, all Approvals held or used by any Seller in connection with, or required for or useful for, the Business;

(n)           Adopted Employee Plans.  All rights in and with respect to the assets associated with the Adopted Employee Plans;

(o)           URLs.  All of each Seller’s right, title and interest in, to and under any domain name registrations and URLs used in connection with any aspect of the Business; and

(p)           Phone/Fax Numbers.  All telephone and facsimile numbers used in connection with the Business.

2.2           Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property or assets of Sellers (collectively, the “Excluded Assets”):

(a)           Cash.  All Cash;

(b)           Inter-Seller Debt.  All indebtedness of any Owner or any of their Affiliates to Seller;

(c)           Income Taxes.  All income tax installments paid by Sellers and the right to receive any refund of income taxes paid by Sellers;

(d)           Corporate Records.  All corporate records, including, but not limited to, Sellers’ minute books and stock record books (but not including records of the Business relating to operation of the Business described in Section 2.1(f)); and

(e)           Certain Other Assets.  The specific assets listed on Schedule 2.2(e) attached hereto.

2.3           Assumed Liabilities.  At the Closing, Purchaser shall execute and deliver the Assignment and Assumption Agreement substantially in the form of Exhibit B attached hereto (the “Assumption Agreement”), pursuant to which, subject to the provisions of Section 2.4, it shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (the “Assumed Liabilities”):

(a)           Liabilities arising under the Contracts included in the Purchased Assets from and after the Closing Date (other than liabilities or obligations attributable to any failure by any Seller to comply with the terms thereof); and

(b)           The specific Liabilities set forth on Schedule 2.3(b) attached hereto.

2.4           Excluded Liabilities.  Sellers shall retain, and shall be jointly and severally responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any and all Liabilities of any Seller other than the Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities and each shall be an Excluded Liability for the purposes of this Agreement:

(a)           any Liabilities of any Seller for Taxes (including any Taxes that arise as a result of the transactions contemplated by this Agreement);

(b)           except to the extent expressly provided in Section 2.3(b), any Liabilities relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, (i) any Liabilities under any of any Seller’s employee benefit agreements, plans or other arrangements listed on Schedule 7.2 and (ii) any “stay” or “retention” bonus or payment obligations;

(c)           any Liabilities for any damages or injuries to persons or property or for any tort or strict liability arising from events, actions or inactions or the operation of the Business through the Closing Date, including without limitation the sale or use of any Product;

(d)           any Liability arising out of any pending or threatened Litigation;

(e)           any Liabilities arising under Environmental Laws or relating to Hazardous Substances;

(f)            any Liabilities arising under (x) the MPG Consulting Agreement, the Wachovia Loan and the Glocap Agreement (each as defined in Section 4.9 of the Disclosure Schedule), and (y) the Agreement for Philanthropic Support between AJG and AJG-BI (as successors to Boehringher Ingelheim Pharmaceuticals, Inc.) and Harvard Medical School Osher Institute and Division for Research and Education in Complementary Integrative Medical Therapies;

(g)           any Liabilities relating to an Excluded Asset; and

(h)           any Seller Fees and any indebtedness of any Seller to any Owner or any Affiliate of any Owner.

2.5           Collection of Receivables.  Each Seller agrees that, from and after the Closing Date, Purchaser shall have the right and authority to collect for its own account the Receivables, subject to the provisions hereof, and to endorse with the name of such Seller all checks received on account of the Receivables.  Each Seller agrees that it will, within five Business Days of its receipt thereof, transfer, assign and deliver to Purchaser all cash and other property which it may receive with respect to any Receivable from and after the Closing Date, and pending any such delivery to Purchaser of any such property, such Seller shall hold any such property in trust for the benefit of Purchaser.

ARTICLE III

PURCHASE PRICE OF ASSETS

3.1           Purchase Price.  As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will (i) pay to Sellers the aggregate purchase price in accordance with Section 3.2 below and subject to adjustment in accordance with the terms and conditions of this Agreement (the “Purchase Price”) and (ii) assume the Assumed Liabilities.

3.2           Payment of Purchase Price.

(a)           Purchaser shall pay Sellers the Purchase Price as follows:

(i)            Closing Consideration: delivery at the Closing of the Closing Payment in cash by wire transfer of immediately available funds and delivery, within ten (10) business days following the earlier of (x) the date of completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements as at and for the year ended December 31, 2007 or (y) March 31, 2008 of (A) the Holdback Cash in cash by wire transfer of immediately available funds and (B) the Holdback Shares;

(ii)           First Earn-Out: delivery, within ten (10) business days following the earlier of (x) the date of completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements as at and for the year ended December 31, 2007 or (y) March 31, 2008, of (A) an amount equal to 27.91% of the Earn-Out Amount for such Earn-Out Period in cash by wire transfer of immediately available funds and (B) a number of Parent Shares equal to the result (rounded to the nearest whole number) obtained by dividing 72.09% of the Earn-Out Amount for such Earn-Out Period by the Closing Parent Share Price; and

(iii)          Second Earn-Out: delivery, within ten (10) business days following the earlier of (x) the date of completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements as at and for the year ended December 31, 2008 or (y) March 31, 2009, of (A) an amount equal to 13.95% of the Earn-Out Amount for such Earn-Out Period in cash by wire transfer of immediately available funds and (B) a number of Parent Shares equal to the result (rounded to the nearest whole number) obtained by dividing 86.05% of the Earn-Out Amount for such Earn-Out Period by the Closing Parent Share Price;

(iv)          Third Earn-Out: delivery, within ten (10) business days following the earlier of (x) the date of completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements as at and for the year ended December 31, 2009 or (y) March 31, 2010, of a number of Parent Shares equal to the result (rounded to the nearest whole number) obtained by dividing the Earn-Out Amount for such Earn-Out Period by the Closing Parent Share Price; and

(v)           Earn-Out Make-Up: If the sum of EBITDA for all of the Earn-Out Periods exceeds the Cumulative EBITDA Target, then the delivery, within ten (10) business days following the earlier of (x) the date of completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements as at and for the year ended December 31, 2009 or (y) March 31, 2010, of an amount equal to the amount, if any, by which the sum of the Maximum Earn-Out Amounts for each of the Earn-Out Periods exceeds the sum of the Earn-Out Amounts for each of the Earn-Out Periods, payable in a combination of cash (by wire transfer of immediately available funds) and Parent Shares (valued at the Closing Parent Share Price) that, when taken together with payments required pursuant to clauses (iii), (iv) and (v) of this Section 3.2(b), as nearly as practicable approximates the combination that would have been required pursuant to clauses (iii), (iv) and (v) of this Section 3.2(b) had the Maximum Earn-Out Amount been earned in each of the Earn-Out Periods.

(b)           Certain Definitions.  For purposes of this Section 3.2 and except as expressly provided otherwise herein, all financial measurements shall be determined in accordance with GAAP, as applied to Purchaser’s and Parent’s consolidated financial statements.  When used herein, the terms:

(i)            “Closing Payment” means $7,000,000, less (A) the amount of the Holdback Cash, (B) less the amount, if any, by which the Base NWC exceeds the Estimated NWC (as reported on the Closing Certificate), and (C) plus the amount, if any, by which the Estimated NWC exceeds the Base NWC (as reported on the Closing Certificate);

(ii)           “Closing Parent Share Price” means $5.6783, as adjusted from time to time after the date hereof for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Parent Shares;

(iii)          “Cumulative EBITDA Target” means $17,250,000;

(iv)          “Earn-Out Amount” means, for each Earn-Out Period: (A) if EBITDA for such Earn-Out Period is greater than or equal to the EBITDA Target for such Earn-Out Period, then the Maximum Earn-Out Amount, (B) if EBITDA for such Earn-Out Period is less than the EBITDA Target for such Earn-Out Period and greater than fifty percent (50%) of the EBITDA Target for such Earn-Out Period, then the Maximum Earn-Out Amount multiplied by a fraction, the numerator of which is equal to the amount by which EBITDA for such Earn-Out Period exceeds fifty percent (50%) of the EBITDA Target for such Earn-Out Period and the denominator of which is equal to fifty percent (50%) of the EBITDA Target for such Earn-Out Period, and (C) if EBITDA for such Earn-Out Period is not greater than fifty percent (50%) of the EBITDA Target for such Earn-Out Period, then zero;

(v)           “Earn-out Periods” means: (A) the one year period beginning on January 1, 2007 and ending on December 31, 2007 (the “First Earn-Out Period”), (B) the one year period beginning January 1, 2008 and ending on December 31, 2008 (the “Second Earn-Out Period”), and (C) the one year period beginning January 1, 2009 and ending on December 31, 2009 (the “Third Earn-Out Period”); and “Earn-Out Period” means each of the Earn-Out Periods;

(vi)          “EBITDA” means, for any period, earnings before interest, taxes, depreciation and amortization for the Business, as conducted by the Purchaser during such period and exclusive of the effect of the results of any other business acquired following the Closing Date, with only such adjustments as may be mutually agreed by the Parent and the Sellers and, in addition to any such agreed upon adjustments, for purposes of calculating EBITDA hereunder, (A) compensation expense in respect of the employment of the Owners shall be reflected only in an amount equal to fifty percent (50%) of their actual compensation, and (B) there shall be no allocation to the Business of general and administrative expenses of Parent;

(vii)         “EBITDA Target” means: (x) for the First Earn-Out Period, $2,250,000, (y) for the Second Earn-Out Period, $6,000,000, and (x) for the Third Earn-Out Period, $9,000,000;

(viii)        “Holdback Cash” means $250,000;

(ix)           “Holdback Shares” means a number of Parent Shares equal to the result (rounded to the nearest whole number) obtained by dividing $500,000 by the Closing Parent Share Price; and

(x)            “Maximum Earn-Out Amount” means, for each Earn-Out Period, $3,583,000.

(c)           Deferral of Payments if Indemnification Claims Outstanding; Method of Payment.  If, at any time that Purchaser is obligated to make any payment or delivery of Purchase Price hereunder, there are one or more outstanding claims for indemnification under Article IX, then Purchaser shall be entitled to withhold that portion first, of the Holdback Cash and the Holdback Shares, pro rata, and second, the Earn-Out Amount for the First Earn-Out Period and any subsequent Earn-Out Period, as necessary, equal to the amount of the asserted claim(s).  Any Parent Shares so withheld shall be valued at the Closing Parent Share Price for such payment.  Upon final resolution of all such indemnification claim(s), any portion of the withheld payment not offset by allowed indemnification claim(s) shall be promptly paid by Purchaser, as applicable, in accordance with this Section 3.2.

(d)           Revision of Earn-Out Targets.  In the event that prior to the end of any Earn-Out Period the Parent or the Purchaser (i) sells, assigns or otherwise transfers for value any material portion of the Business or (ii) materially reduces the capital resources made available to the Business other than in response to the failure of the Business to perform according to projections, then in such event the Parent and the Sellers agree to negotiate in good faith such revisions to the provisions of this Section 3.2 (as the same apply to Earn-Out Periods ending after the date of such event) as the parties shall agree are appropriate to reflect the changed circumstances; provided, however, that in no event shall the aggregate Maximum Earn-Out Amounts for the remaining Earn-Out Periods be increased.

3.3           Net Working Capital Adjustment.

(a)           The parties acknowledge and agree that the aggregate amount of the Purchase Price has been established in part with reference to the net working capital of Sellers (calculated with reference only to Purchased Assets and Assumed Liabilities) in the amount of $1,967,000 (the “Base NWC”).  At the Closing, Sellers shall deliver to Purchaser a certificate (the “Closing Certificate”) detailing the calculation of the estimated net working capital of Sellers as of July 31, 2006 (the “Estimated NWC”) which estimate shall be prepared by Sellers in accordance with GAAP applied consistently with the Seller Financial Statements (calculated with reference only to Purchased Assets and Assumed Liabilities).  As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers a statement of the net working capital of Sellers as of the Closing Date (the “Closing Date Statement”), which shall be prepared by Purchaser in accordance with GAAP (calculated with reference only to Purchased Assets and Assumed Liabilities).  The Closing Date Statement shall be conclusive and binding upon the parties hereto, unless Sellers object in writing to any item or items shown on the Closing Date Statement within twenty (20) days after delivery to Sellers of the Closing Date Statement (the “Objection Period”).  During the Objection Period, Sellers shall have reasonable access during normal business hours to all work papers of Purchaser’s accountant that were used in the preparation of the Closing Date Statement.  If Purchaser and Sellers shall be unable to resolve any dispute with respect to the Closing Date Statement within twenty (20) days after delivery of Sellers’ written objections, the matter or matters in dispute shall be submitted (at the equal expense of Purchaser and Sellers) to such firm of independent certified public accountants as Purchaser and Sellers may mutually agree.  The decision of such firm of independent certified public accountants shall be conclusive and binding upon Purchaser and Sellers.  The net working capital of Sellers as of the Closing Date conclusively determined as aforesaid is sometimes referred to herein as the “Closing NWC”.

(b)           Promptly following the conclusive determination of Closing NWC, the Purchase Price shall be adjusted as follows:

(i)            In the event that the Estimated NWC exceeds the Closing NWC, then the Purchase Price shall be adjusted downward in an amount equal to such excess, and Sellers shall promptly pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to such excess; and

(ii)           In the event that Closing NWC exceeds the Estimated NWC, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall promptly pay to Sellers by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to such excess.

3.4           Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts at 10:00 a.m. Boston, Massachusetts time, on the later of (i) August 17, 2006 and (ii) the fifth Business Day following the later to occur of (A) the expiration or termination of all applicable waiting periods under the HSR Act and any applicable Foreign Competition Laws, and (B) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other place or time or on such other date as Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

3.5           Purchase Price Allocation.  Purchaser shall prepare an allocation of the Purchase Price, the Assumed Liabilities and all other capitalized costs among the Purchased Assets and the Non-Competition Agreements in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Purchaser shall deliver such allocation to Sellers within sixty (60) days after the Closing Date.  Such allocation shall be binding upon Seller and Purchaser subject to Sellers’ consent which shall not be unreasonably withheld or delayed.  Owners and Purchaser and their respective Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594), and shall act, in all respects and for all purposes consistent with such allocation.  Sellers and the Owners shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to give effect to such allocation.  Neither Sellers, the Owners nor Purchaser shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable Law.

3.6           Transfer Taxes.  Sellers shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by Sellers to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AND OWNERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and the Owners, jointly and severally, represent and warrant to Purchaser as follows:

4.1           Organization and Qualification; Subsidiaries.

(a)           Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all the requisite power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, and approvals (collectively, “Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each Seller is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sellers taken as a whole or on the Business.

(b)           Each Seller does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

4.2           Articles of Organization; Operating Agreement.  True, correct and complete copies of each of (a) the Articles of Organization, operating agreement, and any other similar organizational documents of each Seller, each as amended and in effect on the date hereof (collectively, the “Seller Organizational Documents”), and (b) the minute books of each Seller have been previously delivered to Purchaser.  Such minute books contain complete and accurate records of all meetings and other corporate actions of the managers and members of each Seller from the date of its organization to the date hereof and have been maintained in a manner consistent with good business practices.

4.3           Capitalization.

(a)           Section 4.3(a) of the Disclosure Schedule sets forth a true, complete and correct detailed list of all membership interests of each Seller that are authorized, issued, reserved for issuance or outstanding (collectively, the “Seller Membership Interests”) and the identity of the holder thereof.  Except as set forth in the Seller Organizational Documents, no Seller Membership Interests are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  All outstanding Seller Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights, except as set forth in the Seller Organizational Documents.  There are no bonds, debentures, notes or other indebtedness of any Seller with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which members of any Seller may vote.  All of the issued and outstanding Seller Membership Interests were issued in compliance with applicable federal and state securities laws.

(b)           There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which any Seller is a party or by which any Seller is bound obligating any Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests of any Seller or obligating any Seller to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, except as set forth in the Seller Organizational Documents.  There are no outstanding contractual obligations of any Seller to repurchase, redeem or otherwise acquire any membership interests (or options to acquire any such membership interests) or other security or equity interest of any Seller.  There no stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, security price performance or other attribute of any Seller or assets or calculated in accordance therewith or to cause any Seller to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of any Seller.

(c)           There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which any Seller or any of the members of any Seller, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any securities, membership interests or other equity interests of any Seller.

4.4           Authority of Seller; Enforceability.  Each Seller has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement to which it is a party and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary action and no other proceedings on the part of any Seller or Owner are necessary to authorize this Agreement or any Ancillary Agreement to which any Seller or Owner is a party or to consummate the transactions contemplated herein and therein.  This Agreement and each of the Ancillary Agreements to which any Seller or Owner is a party have been duly and validly executed and delivered by each Seller and Owner party thereto and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes the legal, valid and binding obligation of each Seller and Owner party thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery by each Seller and each Owner of this Agreement, the Ancillary Agreements to which they are a party and any instrument required by this Agreement to be executed and delivered by any Seller or any Owner at the Closing do not, the performance of this Agreement, the Ancillary Agreements to which they are a party or any instrument required by this Agreement to be executed and delivered by any Seller or any Owner at the Closing will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Seller Organizational Documents, (ii) conflict with or violate any Law or Order in each case applicable to any Seller or any Owner or by which their properties are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Seller pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Seller is a party or by which any Seller or its or any of its properties are bound or affected, except as set forth in Section 4.5(a) of the Disclosure Schedule.

(b)           The execution and delivery by each Seller and each Owner of this Agreement, the Ancillary Agreements to which they are a party or any instrument required by this Agreement to be executed and delivered by any Seller or any Owner at the Closing do not, and the performance of this Agreement, the Ancillary Agreements to which they are a party and any instrument required by this Agreement to be executed and delivered by any Seller or any Owner at the Closing, shall not, require any Seller or any Owner to, except as set forth in Section 4.5(b) of the Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with the pre-Merger notification requirements of the HSR Act, or any Foreign Competition Laws, or (B) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sellers taken as a whole or on the Business.

4.6           Assigned Agreements.

(a)           Section 4.6(a) of the Disclosure Schedule sets forth a true and complete list, and, if oral, an accurate and complete summary, of all Contracts to which any Seller is a party or by which it or any of its properties or assets may be (collectively, the “Assigned Agreements”).  True and complete copies of all written Assigned Agreements have been delivered to Purchaser by Sellers and Section 4.6(a) of the Disclosure Schedule contains an accurate summary of all Assigned Agreements which are not in writing.  Except as set forth on Section 4.6(a) of the Disclosure Schedule, each Assigned Agreement is freely and fully assignable to Purchaser without penalty or other adverse consequences and no consent of or notice to any third party (a “Consent”) is required in order to validly assign and transfer the Assigned Agreements to Purchaser.

(b)           Each Assigned Agreement is in full force and effect, is a valid and binding obligation of each Seller party thereto and, to the Sellers’ Knowledge, of each other party thereto and is enforceable against such Seller in accordance with its terms and, to the Sellers’ Knowledge, is enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and such Assigned Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no material alteration or acceleration or increase in fees or liabilities.  No Seller is or has been alleged to be and, to the Sellers’ Knowledge, no other party is or is alleged to be in default under, or in breach or violation of, any Assigned Agreement and, to the Sellers’ Knowledge, no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation.

4.7           Compliance.  Each Seller is in compliance with, and is not in default or violation of, (i) Seller Organizational Documents, (ii) any Law or Order by which any of its assets or properties are bound or affected, or (iii) any note, bond, mortgage, indenture, Contract, permit, franchise or other instruments or obligations to which it is a party or by which it or any of its assets or properties are bound or affected, except, as to clauses (ii) and (iii) above, where such noncompliance, default or violation would not have a Material Adverse Effect on Sellers taken as a whole or on the Business.  Each Seller is in compliance in all material respects with the terms of all Approvals.  No Seller has received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material to any Seller.

4.8           Financial Statements.

(a)           Attached to Section 4.8(a) of the Disclosure Schedule are the (i) audited combined Balance Sheet of Sellers as of December 31, 2005 and 2004 and the footnotes attached thereto, Income Statement of Sellers for the years ended December 31, 2005 and 2004, and the Statement of Cash Flows of Sellers for the years ended December 31, 2005 and 2004 and (ii) unaudited combined Balance Sheet of Sellers as of July 31, 2006, Income Statement of Seller for

the seven months ended July 31, 2006, and the Statement of Cash Flows of Seller for the seven months ended July 31, 2006 (together, the “Seller Financial Statements”), together with all related compilations, reviews and other reports issued by Sellers’ independent certified public accountants with respect thereto, all of which statements (including the notes thereto) are complete and correct in all material respects and (i) were prepared in accordance with the books of account and other financial records of Sellers, (ii) were prepared in accordance with GAAP (except as may otherwise be indicated in the notes thereto), and (iii) present fairly the assets, liabilities and financial position of Sellers on the date of such statements, and the results of operations and changes in the financial condition of Sellers for the periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments (the effect of which shall not, individually or in the aggregate, have a Material Adverse Effect on Sellers taken as a whole or the Business) and the absence of notes that, if presented, would not differ materially from those included in the audited combined Balance Sheet of Sellers for the year ended December 31, 2005.

(b)           Section 4.8(b) of the Disclosure Schedule contains an aged list of the Receivables as of June 30, 2006.  Except as set forth on Section 4.8(b) of the Disclosure Schedule, all Receivables reflected on the Seller Financial Statements arose from, and the Receivables existing on the Closing Date will have arisen from, the delivery of products in the Ordinary Course of Business, consistent with past practice, to Persons not affiliated with any Seller and, except as reserved against on the Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of set-off or other defenses or counterclaims.  All Receivables reflected on the Seller Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Seller Financial Statements) are owned by Sellers free and clear of any Liens and, to Seller’s Knowledge, are or will be good and have been collected or will be collectible in the aggregate face amounts thereof, without resort to litigation or extraordinary collection activity, within ninety (90) days of the Closing Date.

(c)           Each Seller maintains, or causes another Seller to maintain on its behalf, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.9           Absence of Certain Changes or Events.  Except for the transactions expressly contemplated hereby or disclosed on Section 4.9 of the Disclosure Schedule, since December 31, 2005, the Sellers have not:

(a)           issued, sold, redeemed or repurchased any membership interests, bonds or other securities (including without limitation convertible securities) or any rights, options or warrants with respect thereto, or amended any of the terms (including without limitation the vesting of) any such securities, rights, options or warrants;

(b)           split, combined or reclassified any of its membership interests, or declared, set aside or paid any dividend or other distribution with respect to any membership interests of Seller, whether in cash, securities or property, or any combination thereof;

(c)           made any loan, advance or capital contribution to or investment in any person;

(d)           borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the Ordinary Course of Business;

(e)           discharged or satisfied any claim or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the Ordinary Course of Business;

(f)            amended any of the Seller Organizational Documents;

(g)           instituted or settled any Litigation;

(h)           mortgaged or pledged any of its assets, tangible or intangible, or subjected itself or any portion of its assets, tangible or intangible, to any claim, except claims for current property taxes not yet due and payable;

(i)            acquired or sold, assigned, transferred or otherwise disposed of any amount of tangible assets, except the sale of Inventory to unaffiliated third parties in the Ordinary Course of Business, or canceled any debts or claims;

(j)            sold, assigned, licensed, sublicensed or transferred any intangible asset or intellectual property right, or disclosed any proprietary or confidential information to any person or entity not associated with the Sellers, unless such person or entity, prior to such disclosure executed and delivered a non-disclosure agreement in favor of the Sellers;

(k)           suffered any non-operating loss in excess of $10,000, or aggregate non-operating losses in excess of $20,000, in either case regardless of whether in the Ordinary Course of Business or covered by insurance;

(l)            waived any right of value in excess of $10,000, or aggregate rights in excess of $20,000 (including any insurance policy naming it as a beneficiary or a loss payable payee);

(m)          suffered any labor trouble, or any event or condition of any character, having a Material Adverse Effect on the business or plans of any Seller;

(n)           materially decreased expenditures with respect to maintenance and repairs;

(o)           made any single capital expenditure or commitment therefor in excess of $10,000, or aggregate capital expenditures or commitments therefor in excess of $20,000;

(p)           done any of the following: (A) entered into, adopted or amended any employee benefit plan, (B) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to any Seller, (C) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to any Seller, (D) increased benefits payable under any existing severance or termination pay policies or employment agreements, or (E) increased compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to any Seller or any of their Affiliates, other than, in the case of clause (B), with respect to non-executive employees, and in the case of clause (E), in the Ordinary Course of Business;

(q)           entered into any joint venture, partnership or similar arrangement;

(r)            amended, modified or terminated any Contract, understanding, commitment or agreement referred to in or required to be set forth in Section 4.6(a) of the Disclosure Schedule, other than in the Ordinary Course of Business, except for any such item that terminated in accordance with its terms, or taken any action that would constitute a violation of or default under any material Contract;

(s)           changed its accounting methods, principles or practices, or revalued any of its assets (including without limitation the writing down of the value of inventory or the writing off of notes or accounts receivable other than in the Ordinary Course of Business);

(t)            taken any action that would have required the consent of Purchaser pursuant to Section 6.3 had such action or event occurred after the date hereof and prior to the Closing;

(u)           taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of Sellers to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party;

(v)           entered into any other transaction other than in the Ordinary Course of Business or entered into any other material transaction, whether or not in the Ordinary Course of Business; or

(w)          agreed in writing or otherwise to take any of the foregoing actions.

4.10         No Undisclosed Liabilities.  No Seller has any liabilities or obligations of any nature (whether known, unknown, asserted, unasserted, accrued, unaccrued, absolute, fixed, contingent, liquidated, unliquidated, due, to become due, or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations reflected in the Seller Financial Statements to the extent so reflected.

4.11         Absence of Litigation.  There is no Litigation or investigation pending or, to the Knowledge of any Seller, threatened against or otherwise adversely affecting any Seller or any of their respective properties, assets or rights, before or subject to any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation.  No Seller is subject to any outstanding Litigation or Order which, individually or in the aggregate, would prevent, hinder or delay any Seller from consummating the transactions contemplated by this Agreement.  There is no Litigation pending or, to the Knowledge of any Seller, threatened that might call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, nor does there exist any reasonable basis for any such Litigation.

4.12         Employee Benefit Plans.

(a)           All “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, which are sponsored or maintained by any Seller, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with any Seller, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), on the date hereof are listed in Section 4.12(a) of the Disclosure Schedule (together, the “Employee Plans”).  With respect to an Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)), Sellers have provided to Purchaser correct and complete copies of (where and if applicable) (1) the most recent plan document, summary plan description, summary of material modifications and amendments related to such plans, (2) the two most recent Form 5500 Annual Reports and summary annual reports and (3) the most recent agreement or insurance contract which implement each such Employee Plan.

(b)           To Sellers’ Knowledge, (1) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; (2) there are no claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan; (3) all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), and each Seller and their ERISA Affiliates, if any, have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Employee Plans; and (4) each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption.  The transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Employee Plan.

(c)           Seller has no liability with respect to, and has never sponsored, maintained, made or been required to make contribution to any “multi-employer plan” as such term is defined in Section 3(37) of ERISA).

(d)           Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in material compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, and such plan’s terms.  No Employee Plan or written or oral agreement exists which obligates any Seller or any of their ERISA Affiliates, if any, to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of any Seller or any of their ERISA Affiliates, if any, following such employee’s, former employee’s or director’s termination of employment with any Seller or any of their ERISA Affiliates, if any, other than COBRA Coverage.

(e)           Section 4.12(e) of the Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of any Seller who holds, as of the date hereof, any option, warrant or other right to purchase membership interests of any Seller, if any, together with the number of membership interests, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right.  Section 4.12(e) of the Disclosure Schedule also sets forth the total number of such options, warrants and rights.  True and complete copies of each agreement (including all amendments and modifications thereto) between any Seller and each holder of such options, warrants and rights relating to the same have been furnished to Purchaser and are listed in Section 4.3(c) of the Disclosure Schedule.

(f)            All contributions due and payable on or before the Closing Date in respect of any Employee Plan have been made in full and proper form and adequate accruals in accordance with generally accepted accounting principles have been provided for in the Seller Financial Statements for all other contributions or amounts in respect of the Employee Plans for periods ending on the Closing Date.

(g)           Except as set forth on Section 4.12(g) of the Disclosure Schedule, no Employee Plan, with the exception of a retirement plan qualified under Section 401(a) of the Code with respect to a trust, and a health flexible spending account or dependent care flexible spending account with respect to self-funding, is funded by a trust, voluntary employees’ beneficiary association or other self-funded arrangement.

(h)           To Sellers’ Knowledge, the consummation of the transactions contemplated by this Agreement will not: (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.  No payment made or contemplated under any Employee Plan or other compensation or benefit arrangement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            To Sellers’ Knowledge, all Employee Plans and compensation or benefit arrangements which provide nonqualified deferred compensation covered by Section 409A of the Code are in “good faith” compliance with Section 409A of the Code and the guidance issued pursuant to Section 409A of the Code including, but not limited to, United States Treasury Notice 2005-1.

4.13         Employment and Labor Matters.

(a)           Section 4.13(a) of the Disclosure Schedule identifies all employees and consultants employed or engaged by any Seller and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire.  Except as set forth in Section 4.13(a) of the Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between any Seller and any current or former shareholder, officer, director, employee, or any consultant.  Except as set forth in Section 4.13(a) of the Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in Section 4.13(a) of the Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated herein that could result in the payment of any such benefits or payments.  Each Seller is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services.  None of any Seller’s employment policies or practices is currently being audited or investigated by any Governmental Authority.  There are no pending or, to the Knowledge of any Seller, threatened Actions alleging claims against any Seller brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices.

(b)           Except as set forth in Section 4.13(b) of the Disclosure Schedule, there are no controversies pending or, to the Knowledge of any Seller, threatened, between any Seller and any of its employees; each Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Seller nor are there any activities or proceedings of any labor union to organize any such employees of such Seller.  Since the date of each Seller’s organization, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of such Seller.  No Seller has and at the Closing no Seller will have any obligation under the Worker Adjustment and Retraining Notification Act.  Each Seller is in material compliance with all applicable state, local, federal and foreign employment, wage and hour, labor, occupational safety and other applicable laws.

(c)           Each Seller is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and no Seller has employed or is currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).  No Seller has received any notice from the United States Immigration and Naturalization Service (the “INS”) or the U.S. Department of Labor (the “DOL”) of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of any Seller.  Section 4.13(c) of the Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of any Seller.  Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of any Seller, provided that it is acknowledged that certain employees may from time to time unilaterally breach the terms of their employment with Sellers.

4.14         Certain Business Practices.  As of the date hereof, neither any Seller nor any director, officer, employee or agent of any Seller has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

4.15         Absence of Restrictions on Business Activities.   Except as set forth in Section 4.15 of the Disclosure Schedule, there is no Assigned Agreement, Order or other arrangement binding upon any Seller or any of its properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any Seller or the conduct of business by any Seller as currently conducted or as proposed to be conducted by such Seller.  Except as set forth in Section 4.15 of the Disclosure Schedule, no Seller is subject to any non-competition or similar restriction on its businesses.

4.16         Real Property.

(a)           No Seller owns any real property.

(b)           Section 4.16 of Disclosure Statement sets forth (i) a true and complete list of all real property leased by any Seller, (ii) the expiration date of each such lease; (iii) the aggregate monthly rental or other fee payable under each such lease, and (iv) a description of each contract for the purchase, sale, or development of real estate to which any Seller is a party.

(c)           Except as described in Section 4.16 of the Disclosure Schedule, Sellers have good and defensible title to the properties and assets listed on Section 4.16 of the Disclosure Schedule, free and clear of all Liens, charges and encumbrances, except statutory Liens for Taxes (as defined below) and securing payments not yet due and payable which Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or otherwise impair business operations with respect to such properties and assets.

(d)           Sellers have delivered to Purchaser complete and accurate copies of the leases and subleases (as amended to date) listed in Section 4.16 of the Disclosure Schedule.  With respect to each lease and sublease listed in Section 4.16 of the Disclosure Schedule:

(i)            the lease or sublease is legal, valid, binding, enforceable against each Seller that is a party thereto and, to the Sellers’ Knowledge, against the other parties thereto and in full force and effect;

(ii)           the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii)          neither any Seller nor, to the Knowledge of any Seller, any other party is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Seller or any other party under such lease or sublease;

(iv)          No Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(v)           No Seller has any Knowledge of any Lien, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements covenants and other restrictions which do not materially impair the current uses or the occupancy by any Seller of the property subject thereto; and

(vi)          No Seller has received notice or otherwise has Knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by any Seller or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation.  There are no Laws, conditions of record, or, to the Knowledge of  any Seller, other impediments which interfere with the intended use by any Seller of any of the property owned, leased, or occupied by them effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Sellers have not taken adequate steps to prevent such a default from occurring) by any Seller or, to the Sellers’ Knowledge, by any other party thereto.

4.17         Purchased Assets.

(a)           Section 4.17(a) of the Disclosure Schedule lists all items of each Seller’s tangible personal property and equipment.  Except as set forth in Section 4.17(a) of the Disclosure Schedule, each Seller (i) owns, leases or has the legal right to use all the properties and assets used or intended to be used by it in the conduct of the Business, and (ii) with respect to contractual rights, is a party to and enjoys the right to the benefits of such of the Assigned Agreements as are used by it in the conduct of the Business, all of which properties, assets and rights constitute Purchased Assets.  Except as set forth in Section 4.17(a) of the Disclosure Schedule, Sellers have good and marketable title to, or, in the case of leased or subleased

Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

(b)           The Purchased Assets constitute (i) all of the properties, assets and rights, used, held or intended to be used in the Business, and (ii) all such properties, assets and rights as are necessary or useful in the conduct of the Business.  At all times, Sellers have caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used and intended to be used.

(c)           Except as set forth in Section 4.17(c) of the Disclosure Schedule, Sellers have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of each Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(d)           Except as set forth in Section 4.17(d) of the Disclosure Schedule, (i) there are no financing statements under the Uniform Commercial Code which name any Seller as debtor or lessee filed in any state, and (ii) except for those no longer in effect, no Seller has signed any financing statement or any security agreement under which a secured party thereunder may file any such financing statement.

4.18         Taxes.   Except as set forth in Section 4.18 of the Disclosure Schedule:

(a)           All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of any Seller and each affiliated, combined, consolidated or unitary group of which any Seller is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct. Sellers have delivered to Purchaser true and complete copies of (i) all federal income Tax Returns of Sellers for the taxable years ended December 31, 2003, 2004 and 2005, and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to federal income Taxes of any Seller.

(b)           All Taxes payable by or with respect to any Seller have been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Seller Financial Statements, other than such Taxes that are currently payable without penalty or interest.  No deficiency for any Taxes has been proposed, asserted or assessed either orally or in writing against any Seller that is not adequately reserved for in accordance with GAAP on the Seller Financial Statements, nor are there any outstanding Tax audits or inquiries.  All assessments for Taxes due and owing by or with respect to any Seller with respect to completed and settled examinations or concluded litigation have been fully paid.

(c)           No claim has been made by a taxing authority in a jurisdiction where any Seller does not file income or franchise Tax Returns that such Seller is or may be subject to income or franchise taxation in that jurisdiction.

(d)           No Seller has requested, or been granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  No extension or waiver of time within which to file any Tax Return of, or applicable to, any Seller has been granted or requested which has not since expired.

(e)           No Seller is or has ever been (nor does any Seller have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and no Seller is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, by operation of law, or otherwise.

(f)            There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which any Seller may be liable.  Prior to the date hereof, Sellers have provided Purchaser with written schedules setting forth the taxable years of each Seller for which the statutes of limitations with respect to foreign, federal and material state income Taxes have not expired and with respect to foreign, federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are currently being conducted.

(g)           No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to any Seller, nor has any Seller received notice of any such deficiency, delinquency or default, and there is no administrative or court proceeding or, to any Seller’s Knowledge, any audit or investigation pending with respect to any liability of any Seller for Taxes.

(h)           Each Seller has complied with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(i)            No Seller has executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law), in either case that could affect the Tax liability after the Closing Date to any material extent.

(j)            No Seller has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(k)           There are no Liens with respect to Taxes upon any of the assets, properties or business of any Seller, other than with respect to Taxes arising in the Ordinary Course of Business and not yet due and payable.

4.19         Environmental Matters.  Except as described in Section 4.19 of the Disclosure Schedule, (i) each Seller has obtained all applicable permits, licenses and other authorization which are required under foreign, federal, state or local Laws relating to pollution or protection of the environment or public health or safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes required to be obtained by such Seller or its agents; (ii) each Seller is in full compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any Regulation, code, plan, Order, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from any Seller’s (or any of its agent’s) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and  have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by any Seller  (or any of its agents) thereunder.  Except as set forth in Section 4.19 of the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of any Seller, threatened against any Seller relating in any way to the Environmental Laws or any Regulation, code, plan, Order, notice or demand letter issued, entered, promulgated or approved thereunder.

4.20         Intellectual Property.

(a)           Section 4.20(a) of the Disclosure Schedule sets forth, for the Intellectual Property owned by each Seller, a complete and accurate list of all United States and foreign (a) patents and patent applications; (b) registered and unregistered trademarks and pending trademark registration applications; (c) domain name registrations; and (d) registered copyrights indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

(b)           All Patents owned by any Seller are currently in compliance with all legal requirements (including the payment of filing, examination and maintenance fees and proof of working or use with respect to such Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time.  No Patent or patent application owned by any Seller is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any patent or patent application.  To the Knowledge of Sellers, there are no potentially conflicting Trademarks or potentially interfering Patents or patent applications of any third party.

(c)           Section 4.20(c) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property (other than software available commercially “off the shelf” and having an acquisition price of less than $5,000), whether any Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which any Seller is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby.  The License Agreements are valid and binding obligations of the Seller party thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any Seller under any such License Agreement.

(d)           The Intellectual Property owned by or licensed to Sellers constitutes all of the Intellectual Property used in or necessary for the conduct of Sellers’ business as currently conducted and as currently contemplated to be conducted.

(e)           No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Section 4.20(e) of the Disclosure Schedule.

(f)            Except as set forth in Section 4.20(f) of the Disclosure Schedule, Sellers exclusively own, free and clear of all Liens and obligations to license, all owned Intellectual Property (including Trade Secrets), and have a valid, enforceable and transferable right to use all of the licensed Intellectual Property, except as set forth on Section 4.20(f) of the Disclosure Schedule.

(g)           Each Seller has taken all necessary steps to protect the Intellectual Property which it owns.  To the Knowledge of each Seller, all of its Intellectual Property is valid and enforceable and no third party has challenged the ownership, use, validity or enforceability of any of the Intellectual Property of such Seller.

(h)           The conduct of each Seller’s businesses (including the Business) as currently conducted does not, and to the Knowledge of the Sellers as currently planned to be conducted will not, infringe upon any Intellectual Property rights of any third party.

(i)            There is no Litigation pending to the Knowledge of any Seller, threatened or may be threatened alleging that any Seller’s activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property of any Seller.

(j)            To the Knowledge of each Seller, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by such Seller and no such claims have been brought against any third party by any Seller.

(k)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Seller’s right to own or use any of the Intellectual Property, nor will they require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

(l)            Section 4.20(l)(i) of the Disclosure Schedule lists all Software (other than generally available, commercial, off-the-shelf Software used internally by any Seller in accordance with the applicable license agreements and having an acquisition price of less than $5,000) which is owned, licensed to or by any Seller, leased to or by any Seller, or otherwise used by any Seller, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.  Section 4.20(l)(ii) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by any Seller to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be.  The Software set forth in Sections 4.20(l)(i) and Section 4.20(l)(ii) of the Disclosure Schedule which Sellers purport to own was either developed (i) by employees of a Seller within the scope of their employment; or (ii) by independent contractors who have assigned their rights to a Seller pursuant to enforceable written agreements.

(m)          All Software owned by any Seller, and all Software licensed from third parties by any Seller, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by any Seller, the applications can be compiled from their associated source code without undue burden if the failure to be able to do any one of which could reasonably be expected to have a Material Adverse Effect on any Seller.  Sellers have furnished Purchaser with all required documentation relating to use, maintenance and operation of the Software.

(n)           Sellers have valid registrations for each of the URLs set forth in Section 4.20(a) of the Disclosure Schedule.  Sellers’ registration of each of such URLs is free and clear of any liens, claims or encumbrances and is in full force and effect.  Sellers have paid all fees required to maintain each registration.  Neither any Seller’s registration nor use of any of such URLs has been disturbed or placed “on hold” and no claim (oral or written) has been asserted against any Seller adverse to its rights to such URLs.

(o)           Each item of Software is either: (i) owned by a Seller, (ii) currently in the public domain or otherwise available for use, modification and distribution by each Seller without a license from or the approval or consent of any third party, or (iii) licensed or otherwise used by a Seller pursuant to a License Agreement.

4.21         Insurance.  Section 4.21 of the Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) covering the assets, business, equipment, properties, operations, employees, officers and directors of each Seller, the name of the insurer, the policy number, the type of policy and any coverage limits or applicable deductibles.  As of the date hereof, no Seller has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond.  There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except to the extent adequately accrued on the Seller Financial Statements, no Seller has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums, “retro-premiums,” or similar payments.  All premiums due and payable under all such policies and bonds have been paid and each Seller is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and Sellers shall maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. To the Knowledge of Sellers as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.  To the Knowledge of Sellers, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

4.22         Permits.  Sellers have furnished or made available to Purchaser true and complete copies of all Approvals used in or otherwise necessary for the conduct of the Business.  Except as set forth in Schedule 4.22 of the Disclosure Schedule, each of such Approvals will be duly and validly transferred to Purchaser in connection with the consummation of the transactions contemplated herein. Each Seller is, and at all times has been, in compliance in all material respects with all conditions and requirements imposed by the Approvals and no Seller has received any notice, or has any reason to believe, that any appropriate authority intends to cancel or terminate any of the Approvals or that valid grounds for such cancellation or termination exist. Each Seller owns or has the right to use the Approvals in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of any other Person. To the Knowledge of Sellers, each of the Approvals is valid and in full force and effect.  Except as set forth in Schedule 4.22 of the Disclosure Schedule, none of the Approvals will be terminated or adversely affected by the transactions contemplated hereby.

4.23         Brokers.  Except as disclosed in Section 4.23 of the Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of its Affiliates and, except as disclosed in Section 4.23 of the Disclosure Schedule, none of the Sellers or any of their Affiliates has incurred, nor will they incur, directly or indirectly, any liability for any such fees, commission or expenses in connection with the transaction contemplated by this Agreement.

4.24         Interested Party Transactions.

(a)           Except as disclosed in Section 4.24 of the Disclosure Schedule, no Seller is indebted to any director, officer, employee or agent or any Associated Person (as defined below) of any Seller (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to any Seller.

(b)           Except as disclosed in Section 4.24 of the Disclosure Schedule, all loans presently on the books of any Seller to present or former directors or executive officers of any Seller, or their associates, or any members of their immediate families, have been made in the Ordinary Course of Business and on the same terms and interest rates as those prevailing for comparable transactions with other and do not involve more than the normal risk of repayment or present other unfavorable features.

(c)           Except as set forth and described in Section 4.24 of the Disclosure Schedule, no present or former officer, director, employee or member of any Seller or any Associated Person (as defined below):

(i)            has any interest in (A) any property, real or personal, tangible or intangible, used in or pertaining to the business of any Seller except for the normal rights of a member; (B) any current competitor, customer, supplier or agent of any Seller or (C) any person which is currently a party to any material contract or agreement with any Seller;

(ii)           has an agreement, understanding, contract, commitment or pending transaction relating to the purchase, sale or lease of real or personal property, goods, materials, supplies or services, whether or not in the Ordinary Course of Business, with any Seller;

(iii)          has received from any Seller any commitment, whether written or oral, to lend any funds to any such person;

(iv)          is owed any amounts by any Seller except for deposits taken in the Ordinary Course of Business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person’s employer and reimbursable according to a policy of such Seller or such Associated Person, as appropriate, as in effect immediately prior to the date hereof ; and

(v)           is a party to any transaction or relationship with any Seller.

(d)           The consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) or provision of a benefit becoming due from any Seller or any successor or assign thereof to any director, officer or employee of any Seller, other than payments and benefits due under the contracts and agreements set forth in Section 4.24 the Disclosure Schedule.

(e)           “Associated Person” means (i) any holder of 10% or more of the outstanding membership interests of any Seller, (ii) any associate (as “associate” is defined at Rule 14a-1(a) under the Exchange Act or relative (“relative” for purposes of this Section 4.24 is defined as any person having a family relationship with the subject person, as family relationship is defined in the Instruction to Paragraph 401(d) of Regulation S-K of a present or former director or executive officer of any Seller, (iii) any entity controlled, directly, or indirectly, individually or in the aggregate, by any present or former director or executive officer of any

Seller or any relative or associate of any of such persons and (iv) any entity 25% or more or the equity interests of which are owned individually or in the aggregate by any present or former director or executive officer of any Seller or any relative or associate of any of such persons.

4.25         Customers.  Listed in Section 4.25 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Business for each of the year ended December 31, 2005 and the six month period ended June 30, 2006 and the amount for which each such customer was invoiced during such period.  Except as set forth in Section 4.25 of the Disclosure Schedule, no Seller has within the past twelve (12) months received any notice or has any reason to believe that any significant customer of any Seller has ceased or will cease, to use or resell the products or goods of any Seller or has substantially reduced, or will substantially reduce, the use or resale of such products or goods at any time.

4.26         Suppliers.  Listed in Section 4.26 of the Disclosure Schedule are the names and addresses of the ten most significant suppliers (by gross payments made) of the Business for each of the year ended December 31, 2005 and the six month period ended June 30, 2006 and the amount of payments made to such supplier during such period.  Except as set forth in Section 4.26 of the Disclosure Schedule, there has not, to the Knowledge of any Seller, been any material change in any Seller’s business relationship with any of such suppliers and no Seller has since January 1, 2005 received notice from any of such suppliers that said supplier intends to terminate or materially change its business relationship with any Seller.  Except as set forth in Section 4.26 of the Disclosure Schedule, no supplier to any Seller is the sole source for any of the products or materials supplied to such Seller by such supplier.

4.27         Products.  Each of the products produced or sold by any Seller (“Products”) (a) is, and at all times has been, in compliance in all material respects with all applicable Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale.  To the Knowledge of Sellers, there is no design defect with respect to any Products and each of such Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use.  No Seller has Products placed with its customers under an understanding permitting their return to any Seller other than pursuant to a breach of warranty.  Copies of all correspondence relating to Products received or sent by or on behalf of any Seller during the past five (5) years, from or to any Governmental Authority have been previously delivered to Purchaser.

4.28         FDA Regulation.  Except as described in Section 4.28 of the Disclosure Schedule, each Seller possesses and has performed its obligations with respect to all Approvals required by the United States Food and Drug Administration (the “FDA”) and any other federal, state or foreign agencies or bodies engaged in the regulation of the Business.  No Seller has received notification of any proceeding relating to revocation or modification of any such Approval or has any reason to believe that any such Approval will not be renewed or that it is not in compliance with the Federal Food, Drug and Cosmetic Act, related Regulations and guidance documents issued by the FDA or the Laws and guidance documents issued by similar Governmental Authorities.

4.29         Purchase For Investment.  Each Seller (and the Owners beneficially) are acquiring the Parent Shares for investment for their own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act.  Each Seller and the Owners understand that the Parent Shares have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom.  Each Seller and the Owners are sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Parent Shares and to make an informed decision relating thereto.  Each Seller and the Owners have the financial capability for making the investment in the Parent Shares, can afford a complete loss of such investment, and such investment is a suitable one for Sellers and the Owners.  Each Seller and each Owner is an “Accredited Investor” as defined in Regulation D under the Securities Act.  Prior to the execution and delivery of this Agreement, each Seller and each Owner has had the opportunity to ask questions of and receive answers from representatives of Parent.

4.30         Inventory.  The Inventory consists only of items of a quality and quantity usable or saleable by the Business in the ordinary course of business, and within a reasonable period of time, as first quality goods. Subject to amounts reserved therefor on the Seller Financial Statements, all Inventory is valued on the Seller Financial Statements at the lower of cost, determined by the first in first-out method of accounting, or market value, in accordance with GAAP.  The Seller has good and marketable title to the Inventory, free and clear of all Liens, except as set forth in Section 4.30 of the Disclosure Schedule. The Inventory does not consist of, in any material amount, items that are obsolete or damaged. The Inventory does not include any items held on consignment. The Inventory is on the date hereof, and will be on the Closing Date, at normal and adequate levels for the continuation of the Business in the ordinary course of business.  To the Knowledge of the Sellers, the Sellers are not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of business consistent with past practice.

4.31         Disclosure of Material Information.  The Sellers have not failed to disclose to Purchaser any facts which are material to the business, results of operations, assets, liabilities, condition (financial or other) of any Seller.  No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule, the Confidential Information Memorandum dated May 2006 (including any such updated projections subsequently delivered by Sellers to Purchaser prior to the date hereof), or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.  The projections of Seller’s combined future operations included within the aforementioned Confidential Information Memorandum (as updated prior to the date hereof and provided to Purchaser by any Seller), were prepared by the Sellers in good faith based on the best Knowledge of the Sellers and the Owners.  The basis on which such projections were made were reasonable when made, and since the date when made there have been no occurrences, developments or facts which would cause any Seller or any Owner to believe either that such projections are not reasonable or that the assumptions on which they are based are incorrect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers and Owners to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and Parent represent and warrant, jointly and severally, to Sellers and Owners as follows:

5.1           Organization and Qualification.  Each of Purchaser and Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Purchaser and Parent has all the requisite corporate power and authority, and is in possession of all Approvals necessary to carry on its businesses as they are now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.2           Capitalization.  Section 5.2 of the Purchaser Disclosure Schedule sets forth as of the date hereof: (a) the authorized capital stock of Parent; (b) the number of shares of capital stock of Parent issued and outstanding; (c) the number of shares of capital stock issuable pursuant to Parent’s equity incentive plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of Parent.  All of the issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory or contractual preemptive rights.  Parent is the sole owner of all of the issued and outstanding capital stock of Purchaser.  Except as set forth on Section 5.2 of the Purchaser Disclosure Schedule, there are no outstanding warrants, options, convertible securities or other rights, agreements, or arrangements of any character under which Parent or any of its Subsidiaries (including Purchaser) is or may be obligated to issue any equity securities of any kind.

5.3           Authority; Enforceability.  Each of Purchaser and Parent has all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Purchaser and Parent of this Agreement, each of the Ancillary Agreements to which it is a party and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by their respective Boards of Directors and, to the extent required under the Delaware General Corporation Law, by Parent as the sole stockholder of Purchaser.  The Parent Shares issuable pursuant to Section 3.2 hereof have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully-paid and non-assessable and will be free and clear of all Liens.  No other proceedings on the part of Purchaser or Parent are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement and each of the Ancillary Agreements executed and delivered by Purchaser or Parent at the Closing have been duly executed and delivered by Purchaser and Parent, as applicable, and, assuming due authorization, execution and delivery hereof by each Seller and each Owner, constitutes a legal, valid and binding obligation of such Purchaser and Parent, enforceable against it in accordance with its terms, in each case except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.4           No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 5.4 of the Purchaser Disclosure Schedule, the execution and delivery by each of Purchaser and Parent of this Agreement, the Ancillary Agreements to which they are a party and any instrument required by this Agreement to be executed and delivered by either of them do not, the performance by each of Purchaser and Parent of this Agreement and each of the Ancillary Agreements executed and delivered by them will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate their respective certificates of incorporation or by-laws, (ii) conflict with or violate any Law or Order in each case applicable to Purchaser or Parent, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Purchaser’s or Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser or Parent pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Purchaser or Parent is a party or by which Purchaser or Parent or any of their respective properties are bound or affected.

(b)           Except as set forth in Section 5.4 of the Purchaser Disclosure Schedule, the execution and delivery by each of Purchaser and Parent of this Agreement and each of the Ancillary Agreements to which they are a party or any instrument required by this Agreement to be executed and delivered by them at the Closing do not, and the performance by each of Purchaser and Parent of this Agreement, the Ancillary Agreements to which they are a party and any instrument required by this Agreement to be executed and delivered by them at the Closing will not, require Purchaser or Parent to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or require any filing with or notification to, any Governmental Authority, domestic or foreign, except where the failure to obtain such Approvals, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.5           Parent Reporting.  Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2006, including, without limitation, all exhibits required to be filed therewith, and has made available to Sellers or their counsel true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof and prior to the Closing, the “Parent SEC Reports”), other than the unredacted version of documents for which confidential treatment has been granted by the SEC or for which such treatment has been applied for and is pending.  The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  To the Knowledge of Parent and Purchaser, Parent is in compliance with all applicable (i) provisions of the Sarbanes-Oxley Act of 2002, as amended, and (ii) listing and maintenance requirements of the American Stock Exchange.

5.6           Parent Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiary as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.  The appropriate officers of Parent have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the Regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports.

5.7           Compliance.  Each of Purchaser and Parent is in compliance with, and is not in default or violation of, (i) its Certificate of Incorporation and By-laws, or (ii) any Law or Order by which any of its assets or properties are bound or affected and where such noncompliance, default or violation would not have a Material Adverse Effect on Purchaser and Parent taken as a whole.

5.8           Absence of Litigation.  There is no Litigation or investigation pending or, to the Knowledge of Parent, threatened against or otherwise adversely affecting Purchaser or Parent or any of their respective properties, assets or rights, before or subject to any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation.  Neither Parent nor Purchaser is subject to any outstanding Litigation or Order which, individually or in the aggregate, would prevent, hinder or delay Parent or Purchaser from consummating the transactions contemplated by this Agreement.  There is no Litigation pending or, to the Knowledge of Parent nor Purchaser, threatened that might call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, nor does there exist any reasonable basis for any such Litigation.

5.9           Certain Business Practices.  As of the date hereof, neither Parent or Purchaser nor any director, officer, employee or agent of Parent or Purchaser has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

5.10         Brokers.  Except as disclosed in Section 5.10 of the Purchaser Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser or any of their Affiliates and, except as disclosed in Section 5.10 of the Purchaser Disclosure Schedule, none of Parent or Purchaser or any of their Affiliates has incurred, nor will they incur, directly or indirectly, any liability for any such fees, commission or expenses in connection with the transaction contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1           Performance.  Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2           Regulatory and Other Authorizations; Notices and Consents.

(a)           Each Seller and each Owner will use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Each Seller shall promptly give such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as Purchaser may in its reasonable discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents, including, without limitation, all Consents described in Section 4.6(a) of the Disclosure Schedule and all consents required to transfer to Purchaser all of the Licensed Intellectual property.  Purchaser shall cooperate and use its commercially reasonable efforts to assist Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Assigned Agreement which Purchaser in its reasonable discretion may deem adverse to the interests of Purchaser or the Business.

(c)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or any Seller thereunder.  Each Seller will use its best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to

Purchaser as Purchaser may reasonably request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Purchaser would not in fact receive all such rights, each Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which each Seller would enforce for the benefit of Purchaser, with Purchaser assuming such Seller’s obligations, any and all rights of each Seller against a third party thereto.  Each Seller will promptly pay to Purchaser when received all monies received by such Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  In such event, each Seller and Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to Purchaser by alternative arrangements satisfactory to Purchaser, negotiate in good faith a reduction in the Purchase Price.

6.3           Conduct of the Business Prior to the Closing.

(a)           Each Seller covenants and agrees that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless Purchaser shall otherwise agree in writing, each Seller shall conduct the Business only in the Ordinary Course of Business consistent with past practice. By way of elaboration, and without in any way limiting, the preceding sentence, each Seller shall:  (i) preserve intact the business organization of such Seller and the business organization, properties, assets and rights of the Business; (ii) operate the Business according to plans and budgets provided to Purchaser; (iii) keep available the services of the present officers, employees and consultants of such Seller; (iv) maintain in effect all Assigned Agreements and to preserve the present relationships of such Seller with advertisers, sponsors, customers, licensees, suppliers and other Persons with which such Seller has business relations; (v) maintain, with financially sound and reputable insurers, insurance for the Purchased Assets and the Business against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, (vi) exercise any rights of renewal pursuant to the terms of any of lease which by its terms would otherwise expire; and (vii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of any Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement.

(b)           Each Seller will pay and discharge the Excluded Liabilities as and when the same become due and payable.

(c)           Each Seller shall cause to be prepared and timely filed, at its sole expense, all of its required Tax Returns for all periods up to and including the Closing Date.  Each Seller shall be responsible for the payment of all Taxes due or assessed which related to the operations of the Business for all periods up to and including the Closing Date.

6.4           Access.

(a)           From the date hereof until the Closing, upon reasonable notice, each Seller shall and shall cause each of such Seller’s officers, managers, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of each Seller and to those officers, directors, employees, agents, accountants and counsel of each Seller who have any knowledge relating to any Seller or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of each Seller as Purchaser may from time to time reasonably request.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, each Seller shall (i) retain all books and records of such Seller which are not transferred to Purchaser pursuant to this Agreement and which relate to such Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser, reasonable access (including the right to make photocopies at the expense of Purchaser), during normal business hours, to such books and records.

(c)           Purchaser shall keep all information obtained pursuant to Section 6.4(a) confidential in accordance with the terms and conditions of the Confidentiality Agreement.

6.5           Notification.

(a)           From the date hereof until the Closing, each Seller and each Owner shall promptly notify Purchaser in writing of the occurrence, or pending or (to the Knowledge of any Seller or Owner) threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Seller or any Owner or that could reasonably be anticipated to cause any representation or warranty made by any Seller or any Owner in this Agreement to be false or misleading in any material respect (including without limitation, any event or circumstance which would have been required to be disclosed on the Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of any Seller or the Business.  Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

(b)           From the date hereof until the Closing, Parent and Purchaser shall promptly notify Sellers in writing of the occurrence, or pending or (to the Knowledge of Parent or Purchaser) threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by Parent or Purchaser or that could reasonably be anticipated to cause any representation or warranty made by Parent or Purchaser in this Agreement to be false or misleading in any material respect (including without limitation, any event or circumstance which would have been required to be disclosed on the Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of Parent or Purchaser.  Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

6.6           Standstill.  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers and the Owners shall not, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their, officers, directors, employees, representatives or agents (collectively, the “Seller Representatives”), directly or indirectly, to (a) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein), or (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization involving any Seller, the sale, transfer, lease, exchange, license or other disposition of any of the Purchased Assets, other than sales of Inventory in the Ordinary Course of Business, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to diminish significantly the benefits to Purchaser or Parent of the transactions contemplated hereby.  The Sellers and the Owners shall immediately cease and cause to be terminated, and shall cause all Seller Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.  The Sellers shall promptly notify each Seller Representative of its obligations under this Section 6.6.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Seller Representative or any Affiliate of any Seller or any Owner, whether or not such Person is purporting to act on behalf of any Seller or any Owner, shall be deemed to be a breach of this Section 6.6 by each Seller.

6.7           Bulk Transfer Laws.  Prior to Closing, each Seller shall comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions.

6.8           Change of Names.  Immediately following the Closing, Sellers shall make amendments to the Seller Organizational Documents and make all filings and take all other steps required in any applicable jurisdiction in order to change the name of each Seller to a name which does not include the words “Alan,” “James,” “Group,” “AJG” or any combination or derivation of any of the foregoing.  Sellers shall deliver evidence of such filings to Purchaser within five business days following the Closing.  In addition Sellers shall cooperate as reasonably requested by Purchaser in connection with Purchaser’s qualification to conduct business as a foreign corporation in any of such jurisdictions.

6.9           Consents.  As soon as reasonably practicable following the Closing, and in any event not later than December 31, 2006, Sellers shall obtain and deliver to Purchaser the Consents listed on Schedule 4.6(a) of the Disclosure Schedule with respect to Assigned Agreements in substantially the form attached as Exhibit F hereto.

ARTICLE VII

EMPLOYEE MATTERS

7.1           Offer of Employment.  As of the Closing Date, Purchaser may offer employment to any or all of the then current employees of any Seller.

7.2           Transfer and Assumption of the Employee Plans; Contributions for Periods Prior to Closing.  On the Closing Date, Purchaser shall adopt the Employee Plans, if any, listed on Schedule 7.2 (together, the “Adopted Employee Plans”) and the related trusts and contracts, and Seller shall cause all right, title, interest, duties and authorities of Sellers in, to and under the Adopted Employee Plans and the related trusts to be transferred to Purchaser in accordance with applicable Law.  At the Closing, the parties shall execute and deliver such documents and instruments as may be required to effect such an assumption and transfer and to reflect the parties’ intent that the Adopted Employee Plans not be deemed to be terminated, or partially terminated, as a result of this Agreement or the transactions contemplated herein and that all assets of the Adopted Employee Plans, as the same exist immediately prior to the Closing Date, shall be transferred with the Adopted Employee Plans as provided in this Section 7.2.  Prior to the Closing Date, Sellers shall cause each employer under the Adopted Employee Plans to make a pro rata contribution to the Adopted Employee Plans for the portion of the current plan year which will be completed as of the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

8.1           Conditions Precedent to Obligations of Parent and Purchaser.  The obligation of Parent and Purchaser to consummate the transactions described in this Agreement and any and all liability of Purchaser to Sellers or Owners shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by Purchaser in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Sellers and Owners contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, which shall have been true and correct as of that date, and the covenants and agreements contained in this Agreement to be complied with by any Seller or any Owner on or before the Closing shall have been complied with, and Purchaser shall have received a certificate from each Seller to such effect signed by a duly authorized officer thereof.

(b)           No Adverse Change.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated by Purchaser to give rise to, any Material Adverse Effect on Sellers, taken as a whole, or the Business.

(c)           Governmental Approvals.  All approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(d)           Opinion of Counsel.  Purchaser shall have received from Broad and Cassel, counsel to Sellers and the Owners, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit C hereto.

(e)           No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents.  No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may reasonably be expected to have a Material Adverse Effect on Sellers, taken as a whole, or the Business.  No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting any Seller shall be pending, and no Seller shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(f)            Delivery of Purchased Assets.  Sellers shall have delivered possession of the Purchased Assets to Purchaser, and shall have made all intangible Purchased Assets available to Purchaser.

(g)           Closing Documents.  Each Seller and each Owner shall have delivered to Purchaser the resolutions, certificates, documents and instruments set forth below:

(i)            each of the Ancillary Agreements to which it is a party;

(ii)           a copy of the resolutions duly and validly adopted by the manager and members of each Seller certified by such Seller’s Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of Seller in carrying out the terms and provisions hereof;

(iii)          all of the books, data, documents, instruments and other records relating to the Business of each Seller described in Section 2.1(f) that have not been provided prior to the Closing Date;

(iv)          certificates issued by the Secretary of State or other similar appropriate governmental department, as of a reasonable date prior to the Closing, as to the good standing of each Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Articles of Incorporation;

(v)           a certificate of the Secretary or an Assistant Secretary of each Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Documents;

(vi)          the certificate of each Seller referred to in Section 8.1(a); and

(vii)         such other documents and instruments as Purchaser or its counsel may reasonably request.

(h)           Non-Competition Agreements.  Each Seller and each Owner shall have delivered to Purchaser an executed non-competition and non-solicitation agreement in the respective forms attached hereto as Exhibit D-1 and Exhibit D-2 (the “Non-Competition Agreements”) which agreements shall not have been anticipatorily breached or repudiated by such parties.

(i)            Employment Agreements.  The Owners shall have delivered to Purchaser executed employment agreements in the respective forms attached hereto as Exhibit E-1 and Exhibit E-2 (the “Employment Agreements”) which agreements shall not have been anticipatorily breached or repudiated by such employees.

(j)            Consents.  The Consents listed on Schedule 8.1(j) hereto with respect to Assigned Agreements shall have been obtained in substantially the form attached as Exhibit F hereto.

(k)           Release of Liens.  The Sellers shall have caused all obligations under the Wachovia Loan (as defined in Section 4.9 of the Disclosure Schedule) to have been paid in full at the Closing and all corresponding liens on the Purchased Assets released to the satisfaction of Purchaser.

8.2           Conditions Precedent to the Obligations of Sellers and Owners.  The obligation of Sellers and Owners to consummate the transactions described in this Agreement and any and all liability of Sellers and Owners to Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may be waived by Sellers in their sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Purchaser and Parent contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, which shall be true and correct as of that date, and the covenants and agreements contained in this Agreement to be complied with by Purchaser or Parent on or before the Closing shall have been complied with, and Sellers shall have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

(b)           Governmental Approvals.  All approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(c)           Opinion of Counsel.  Sellers shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Parent and Purchaser, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit G hereto.

(d)           No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents.  No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may reasonably be expected to have a Material Adverse Effect on Parent and Purchaser, taken as a whole.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Purchaser or Parent shall be pending, and neither Purchaser nor Parent shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(e)           Closing Payment.  Purchaser shall have delivered, or caused to be delivered, the Closing Payment to be delivered at the Closing as provided in Section 3.2.

(f)            Closing Documents.  Parent and Purchaser shall have delivered to Sellers the resolutions, certificates, documents and instruments set forth below:

(i)            each of the Ancillary Agreements to which it is a party;

(ii)           a copy of the resolutions duly and validly adopted by the Board of Directors of Parent and the Board of Directors and stockholder of Purchaser, certified by their respective Secretary, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of Purchaser and Parent in carrying out the terms and provisions hereof;

(iii)          certificates issued by the Secretary of State or other similar appropriate governmental department, as of a reasonable date prior to the Closing, as to the good standing of each of Purchaser and Parent in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation;

(iv)          a certificate of the Secretary or an Assistant Secretary of each of Purchaser and Parent certifying the names and signatures of the officers of Purchaser and Parent authorized to sign this Agreement and the Documents;

(v)           the certificate of Purchaser and Parent referred to in Section 8.2(a); and

(vi)          such other documents and instruments as Sellers or their counsel may reasonably request.

(g)           Employment Agreements.  Parent shall have delivered to each Owner his executed Employment Agreement, which agreements shall not have been anticipatorily breached or repudiated by Parent or Purchaser.

(h)           Financing.  Parent shall have consummated the financing described on Schedule 8.2(h) hereto.

8.3           Termination.

(a)           Right to Terminate.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(i)            by mutual written consent duly authorized by the parties hereto;

(ii)           by either Purchaser or Sellers if the Closing shall not have occurred on or before August 31, 2006, provided, however, that the right to terminate this Agreement under this Section 8.3(a)(ii) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(iii)          by either Purchaser or Sellers, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(iv)          by Purchaser, if Purchaser is not in material breach of its obligations under this Agreement, if (A) at any time any of the representations and warranties of any Seller or any Owner herein are or become untrue or inaccurate such that Section 8.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(iv) or (B) there has been a breach on the part of any Seller or any Owner of any of their covenants or agreements contained in this Agreement such that Section 8.1(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(iv)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after written notice to Sellers;

(v)           by Sellers, if Sellers are not in material breach of their obligations under this Agreement, and if (A) at any time the representations and warranties of Parent or Purchaser herein become untrue or inaccurate such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(v)), or (B) there has been a breach on the part of Parent or Purchaser of any of its covenants or agreements contained in this Agreement such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.3(a)(v)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after written notice to Parent or Purchaser;

(vi)          by Purchaser if, between the date hereof and the time scheduled for the Closing: (A) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect on any Seller; or (B) any Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(vii)         by Sellers if, between the date hereof and the time scheduled for the Closing: (A) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect on either or Parent or Purchaser; or (B) either Parent or Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Parent or Purchaser seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

(b)           Effect of Termination.  Except as provided in this Section 8.3(b), in the event of the termination of this Agreement pursuant to Section 8.3(a), this Agreement (other than this Section 8.3(b), Article IX and Article X, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Purchaser, on the other hand, or Sellers and the Owners, on the other hand, or any of their respective officers, managers or directors (as the case may be), to the other parties, and all rights and obligations of any party hereto will cease, provided, that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive the termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement and the other Documents, shall survive the Closing and any investigation at any time made by or on behalf of any party until the earlier of (x) the date of the completion of Parent’s independent auditors’ audit of Parent’s consolidated financial statements for the First Earn-Out Period or (y) March 31, 2008; provided, however, that notwithstanding the foregoing, the applicable statute of limitations, including any valid extensions thereof, shall be the survival period for any matter relating to (each of the following an “Exceptional Claim”): (a) claims of fraud, willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby, (b) any liability relating to personal injury, (c) any alleged or actual violation of the representations and warranties made in Sections 4.4, 4.5, 4.8, 4.15, 4.19, 4.23, 4.24, 5.2, 5.3, 5.5 or 5.6 of this Agreement, or (d) any matter disclosed or referenced in Section 4.11, Section 4.18 or Section 4.19 of the Disclosure Schedule.  Any claims for indemnification asserted in writing as provided for in this Article IX prior to the expiration date applicable to the representation or warranty with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the “Survival Date.”  No third party other than the Indemnified Persons shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article IX or otherwise.  All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

9.2           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Losses” shall mean any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments, or Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 9.3 hereof.

(b)           “Purchaser Event of Indemnification” shall mean the following:

(i)            the untruth, inaccuracy or breach by any Seller or any Owner of any representation or warranty by such party contained in this Agreement or in any of the other Documents;

(ii)           the breach by any Seller or any Owner of any agreement or covenant by such party contained in this Agreement or in any of the other Documents; or

(iii)          any Liability of any nature whatsoever relating to (A) any Seller, (B) the Business or the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities, or (C) the Excluded Liabilities.

(c)           “Purchaser Indemnified Persons” shall mean and include Purchaser, Parent and their respective Affiliates, successors and permitted assigns, and the respective officers, directors, agents and employees of each of the foregoing.

(d)           “Purchaser Indemnifying Persons” shall mean and include Purchaser and Parent, jointly and severally, and their respective successors and assigns.

(e)           “Seller Event of Indemnification” shall mean the following:

(i)            the untruth, inaccuracy or breach by Purchaser or Parent of any representation or warranty by such party contained in this Agreement or in any of the other Documents;

(ii)           the breach by Purchaser or Parent of any agreement or covenant by such party contained in this Agreement or in any of the other Documents; or

(iii)          any Liability of any nature whatsoever relating to (A) the Business or the Purchased Assets from and after the Closing Date, or (B) the Assumed Liabilities from and after the Closing Date.

(f)            “Seller Indemnified Persons” shall mean and include Sellers and Owners, and their respective Affiliates, successors and permitted assigns and the respective officers, members, managers, agents and employees of each of the foregoing.

(g)           “Seller Indemnifying Persons” shall mean and include each Seller, each Owner and their respective successors and assigns.

9.3           Indemnification Generally; Limitations.

(a)           Indemnification of Purchaser Indemnified Persons.  Seller Indemnifying Persons shall jointly and severally indemnify Purchaser Indemnified Persons from and against any and all Losses arising from or in connection with any Purchaser Event of Indemnification with respect to Purchaser Indemnified Persons, which shall be paid promptly by Seller Indemnifying Persons; provided, however, that except with respect to Exceptional Claims, Seller Indemnifying Persons will have no liability hereunder for indemnification with respect to Losses arising under clause (i) of the definition of Purchaser Event of Indemnification (i) until the aggregate amount of all such Losses exceeds $50,000.00 and then only for the amount by which the aggregate amount of all such Losses exceeds $50,000.00 or (ii) in an aggregate amount in excess of $1,500,000.  The provisions of this Section 9.3(a) shall be the sole remedy of the Purchaser Indemnified Persons for a Purchaser Event of Indemnification.  Notwithstanding the foregoing, nothing contained in this Section 9.3 shall in any way limit, impair, modify or otherwise affect the rights of Purchaser Indemnified Persons, nor shall there be any limitation of liability of Seller Indemnifying Persons in connection with any of such rights of Purchaser Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to Purchaser Indemnified Persons based upon an allegation or allegations that Seller Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless material misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines (by final, non-appealable order) that Seller Indemnifying Persons, or any of them, had an intent to defraud or made a willful material misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby.

(b)           Indemnification of Seller Indemnified Persons.  Purchaser Indemnifying Persons shall jointly and severally indemnify Seller Indemnified Persons from and against any and all Losses arising from or in connection with any Seller Event of Indemnification with respect to Seller Indemnified Persons, which shall be paid promptly by Purchaser Indemnifying Persons; provided, however, that except with respect to Exceptional Claims, Purchaser Indemnifying Persons will have no liability hereunder for indemnification with respect to Losses arising under clause (i) of the definition of Seller Event of Indemnification (i) until the aggregate amount of all such Losses exceeds $50,000.00 and then only for the amount by which the aggregate amount of all such Losses exceeds $50,000.00 or (ii) in an aggregate amount in excess of $1,500,000.  The provisions of this Section 9.3(b) shall be the sole remedy of the Seller Indemnified Persons for a Seller Event of Indemnification.  Notwithstanding the foregoing, nothing contained in this Section 9.3 shall in any way limit, impair, modify or otherwise affect the rights of Seller Indemnified Persons, nor shall there be any limitation of liability of Purchaser Indemnifying Persons in connection with any of such rights of Seller Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to Seller Indemnified Persons based upon an allegation or allegations that Purchaser Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless material misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines (by final, non-appealable order) that Purchaser Indemnifying Persons, or any of them, had an intent to defraud or made a willful material misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby.

(c)           For purposes of this Article IX, in determining whether or not a representation or warranty has been breach and the amount of Losses resulting therefrom, any qualification in such representation or warranty as to “materially” or “material” or “Material Adverse Effect” shall be disregarded.

9.4           Assertion of Claims.  No claim shall be brought under Section 9.3 hereof unless the party seeking indemnification (the “Indemnified Persons”), at any time prior to the applicable Survival Date, gives the party or parties from whom indemnification is sought (the “Indemnifying Persons”) (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 9.5 of any Third Party Claim, the existence of which might give rise to such a claim; but the failure so to provide such notice to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and the Indemnifying Persons did not have Knowledge of such action or claim).  Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to (subject to applicable statutes of limitations) the Survival Date for the enforcement of their rights under Section 9.3 hereof.

9.5           Notice and Defense of Third Party Claims.  Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)           The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.  Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Persons and the Indemnifying Persons did not have Knowledge of such action or claim).

(b)           The Indemnifying Persons shall have the right to assume the defense of any such Third Party Claim.  Notwithstanding the foregoing, the Indemnifying Persons may not assume the defense of any such Third Party Claim if the claim (i) is reasonably likely to result in imprisonment of the Indemnified Persons, (ii) is reasonably likely to result in a criminal penalty or fine against the Indemnified Persons, the consequences of which would be reasonably likely to have a Material Adverse Effect on the Indemnified Persons unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would be reasonably likely to have a Material Adverse Effect on the Indemnified Persons.  If Indemnifying Persons assume the defense of such Third Party Claim, such Indemnifying Persons shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Persons and shall, in their sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding, provided, however, that (A) any counsel chosen by such Indemnifying Persons to conduct such defense shall be reasonably satisfactory to the Indemnified Persons and (B) the Indemnifying Persons will not, without the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Persons from all liability with respect thereto.  The Indemnified Persons may participate in such proceeding and retain separate co-counsel at their sole cost and expense, provided, however, that the Indemnifying Persons shall be responsible for the fees and expenses of one separate co-counsel for the Indemnified Persons to the extent the Indemnified Persons are advised by counsel that either (1) the counsel the Indemnifying Persons have selected has a conflict of interest or (2) there are legal defenses available to the Indemnified Persons that are different from or additional to those available to the Indemnifying Persons.  The failure of the Indemnifying Persons to notify the Indemnified Persons of their election to defend any such Third Party Claim within 30 calendar days after written notice of the Third Party Claim shall have been given to such Indemnifying Persons by the Indemnified Persons shall be deemed a waiver by such Indemnifying Persons of their right to defend such claim or action.

(c)           If no Indemnifying Persons are permitted to, or elect to, assume or pursue the defense of, a Third Party Claim, the Indemnified Persons shall diligently defend against such Third Party Claim in such manner as they may deem appropriate and, in such event, the Indemnifying Persons shall promptly reimburse the Indemnified Persons for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Persons in connection with the defense against such Third Party Claim, as such costs and expenses are incurred; provided, however, that the Indemnified Persons will not, without the written consent of the Indemnifying Persons, consent to the entry of any judgment or enter into any settlement with respect to the matter, which consent shall not be unreasonably withheld.  Any counsel chosen by such Indemnified Persons to conduct such defense must be reasonably satisfactory to the Indemnifying Persons and only one counsel shall be retained to represent all Indemnified Persons in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending).

ARTICLE X

MISCELLANEOUS

10.1         Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to Parent or
Purchaser, to:	Interleukin Genetics, Inc.
135 Beaver Street
Waltham, MA 02452
Telephone: (781) 398-0700
Telecopier: (781) 398-0720
Attention: Chief Executive Officer

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention: Daniel H. Follansbee, Esq.
Telephone: (617) 542-6000
Telecopier: (617) 542-2241

If to the Sellers or
the Owners, to:	Alan James Group, LLC
2101 NW Corporate Blvd.; Suite 410
Boca Raton, FL 33431-7306
Attention: Manager
Telephone: (561) 939-2500
Telecopier: (561) 939-2501

With a copy to:	Broad and Cassel
7777 Glades Road; Suite 300
Boca Raton, Florida 33434

Attention: Nina S. Gordon, P.A.
Telephone: (561) 218-8856
Telecopier: (561) 218-8978

All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the fifth business day following the day such mailing is deposited in the United States mail.

10.2         Entire Agreement.  The Documents and the Confidentiality Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the letter agreement between the Buyer, Seller and the Owners dated as of June 14, 2006.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

10.4         Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

10.5         Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

10.6         Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

10.7         No Third Party Beneficiary.  Except as provided in Section 9.3, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.8         Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.9         Publicity.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, except as may be required by Law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

10.10       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Delaware without giving effect to the conflict of law principles thereof.

10.11       Jurisdiction.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware and, more particularly, to the fullest extent such Court shall have subject matter jurisdiction over the matter, the Court of Chancery of the State of Delaware, or of the United States of America located in the State of Delaware.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for purposes of matters arising under or pursuant to this Agreement.  The parties hereby irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings.

10.12       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

10.13       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14       Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

SELLERS:	ALAN JAMES GROUP, LLC

	By:	/s/ Timothy J. Richerson
Name: Timothy J. Richerson
Title: Manager and President

AJG-NB, LLC

	By:	/s/ Timothy J. Richerson
Name: Timothy J. Richerson
Title: Manager and President

AJG-GNC, LLC

	By:	/s/ Timothy J. Richerson
Name: Timothy J. Richerson
Title: Manager and President

AJG-BI BRANDS, LLC

	By:	/s/ Timothy J. Richerson
Name: Timothy J. Richerson
Title: Manager and President

OWNERS:

/s/ Timothy J. Richerson
Name: Timothy J. Richerson
Address:

/s/ David A. Finkelstein
Name: David A. Finkelstein
Address:

PARENT:	INTERLEUKIN GENETICS, INC.

	By:	/s/ Kenneth S. Kornman
Name: Kenneth S. Kornman
Title: President and Chief Executive Officer

PURCHASER:	AJG BRANDS, INC.

	By:	/s/ Kenneth S. Kornman
Name: Kenneth S. Kornman
Title: President and Chief Executive Officer